Exhibit 23.1

802 N Washington St

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Offering Circular in Form 1-A (File No. 024-11092) of our report dated April 9, 2020 on the balance sheets of REMSleep Holdings, Inc. (“the Company”) as of December 31, 2019 and 2018, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the two-year period ended December 31, 2019. Our report relating to those financial statements includes an emphasis of matter paragraph regarding an uncertainty about the Company’s ability to continue as a going concern.

Spokane, Washington

April 9, 2020